Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Nyxoah SA for the registration of ordinary shares of its common stock, debt securities, warrants, rights, units and to the incorporation by reference therein of our report dated March 20, 2025, with respect to the consolidated financial statements of Nyxoah SA included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ EY Réviseurs d’Entreprises / EY Bedrijfsrevisoren SRL/BV

Diegem, Belgium

20 March 2025